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                                                                   EXHIBIT 10.40



                         MANAGEMENT EMPLOYMENT AGREEMENT

                  The following Agreement is hereby entered into this 7th day of February, 2006, between, Joseph Esposito (hereinafter known as Employee) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the "Company") and having its principal offices at 30 S. 17th Street, Philadelphia, PA 19103.

1. DUTIES AND RESPONSIBILITIES

                  Employee agrees to hold the position of President and Chief Executive Officer and shall be directly responsible and report to the Board of Directors. Employee agrees that the Board of Directors may, at any time and from time to time, without notice, assign him to perform other executive level duties and may assign him a title other than President and Chief Executive Officer and Employee agrees to accept such assignments or title changes during the balance of the period of employment; provided, however, that Employee's compensation (both annual salary and guaranteed bonus) shall not be reduced as the result of any such assignment or title change.

2. BEST EFFORTS

                  Employee agrees to devote his best efforts to his employment with the Company, on a full-time (no less than 40 hours/week) basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3. ETHICAL CONDUCT

                  Employee will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products, and business of the Company.

4. TERM OF THE AGREEMENT

                  Employee's employment will end on December 31, 2006, unless terminated earlier pursuant to Section 11 of this Agreement.






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5. COMPENSATION

   a. Annual salary for 2006 shall be $ 385,000 payable in equal installments as per the Company's payroll policy.

   b. 2006 guaranteed bonus shall be $195,000 ("Bonus") payable on the earlier of the Termination Date (as hereinafter defined), subject to pro ration in accordance with Section 11(d), or December 31, 2006, subject to appropriate withholding.

   c. Benefits shall be the standard employee benefits of the Company as they shall exist from time provided that they are not less than those Employee currently enjoys including, without limitation, health, dental, life and accident, disability, 401k company match ($.50 per dollar contributed up to a maximum of $7,500 per annum), 5 week vacation, payment for unused vacation upon termination, and car allowance of $1,000 per month.

6. NON-DISCLOSURE

         Employee acknowledges that employment with the Company requires him/her to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, trade secrets and business methods and systems, which have been developed at great expense by the Company and which Employee recognizes to be unique assets of the Company's business. Upon termination of employment for any reason, Employee agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Employee further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or proprietary material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company or required during the performance of his duties.

7. BUSINESS INTERFERENCE; NONCOMPETITION

   a. During employment with the Company and for a period of one year (the "Restrictive Period") thereafter (regardless of the reason for termination) Employee agrees he will not, directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise, or for the account of any other person, corporation, or entity: (i) request or cause any of the Company's suppliers, customers or vendors to cancel or terminate any existing or continuing business relationship with the Company; (ii) solicit, entice, persuade, induce or request any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company; or (iii) induce or attempt to influence any customer or vendor to cease or refrain from doing business or to decline to do business with the Company or any of its affiliated distributors or vendors.

   b. The Employee agrees that, during the Restrictive Period, the Employee will not, directly or indirectly, accept employment with, provide services to or consult with, or establish or acquire any interest in, any business, firm, person, partnership, corporation or other entity which engages in any business or activity that is the same as or competitive with the business conducted by the Company in any state of the United States of America and in any foreign country in which any customer to whom the Company is providing services or technology is located.






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8. FORFEITURE FOR BREACH; INJUNCTIVE RELIEF.

   a. Any breach of the covenants made in Sections 6 and 7 hereof shall result in the forfeiture of the Employee's right to any and all payments which may be required to be made under this Agreement following such breach and shall relieve the Company of any obligation to make such payments.

   b. The Employee acknowledges that his compliance with the covenants in Sections 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by the Employee of the provisions of Section 6 or 7 hereof, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, the Employee agrees that, in the event of such violation or threatened violation by the Employee, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company.

    c. The rights and remedies of the Company as provided in this Section 8 shall be cumulative and concurrent and may be pursued separately, successively or together against Employee, at the sole discretion of the Company, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

   d. The Employee agrees to reimburse the Company for any expenses incurred by it in enforcing the provisions of Sections 6 and 7 hereof if the Company prevails in that enforcement.

9. INVENTIONS

         Employee agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Employee agrees to grant to the Company the entire interest in all of such discoveries, improvements, and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Except the works created through Aspatore publishing by the Employee, Employee further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed, during the one year period following the termination of employment with the Company shall be deemed to have been made, conceived, or discovered during employment with the Company.







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                  Employee acknowledges that the only discoveries, improvements, and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit A.

10.    NO CURRENT CONFLICT

                  Employee hereby assures the Company that he is not currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.

11.    TERM; TERMINATION AND TERMINATION BENEFITS

       a. The Company may terminate Employee's employment at any time with or without cause and the Employee may terminate his employment hereunder at any time upon a "change in control" (as hereinafter defined) or the material breach of this Agreement by the Company (("Material Breach") the Employee must give the Company written notice of the Company's breach and 15 days to cure), by, in all cases, providing at least 90 days notice to the other pursuant to Section 14e of this Agreement ("Termination Notice", and the date of Employee's actual termination of employment with the Company (i.e., at the end of the 90 day period) being the "Termination Date"). Employee acknowledges that Sections 6, 7, 8 and 9 of this Agreement will survive the termination of Employee's employment. Company acknowledges Section 13 of this Agreement will survive the termination of Employee's employment.

       b. This Agreement shall terminate upon the death of the Employee. In addition, if, as a result of a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Company's board of directors, can be expected to be permanent or to be of an indefinite duration and which renders the Employee unable to carry out the job responsibilities held by, or the tasks assigned to, the Employee immediately prior to the time the disabling condition was incurred, or which entitles the Employee to receive disability payments under any long-term disability insurance policy which covers the Employee for which the premiums are reimbursed by the Company (a "Disability"), the Employee shall have been absent from his duties hereunder on a full-time basis for 120 consecutive days, or 180 days during any twelve month period, and within thirty (30) days after written notice (which may occur before or after the end of such 120 or 180 day period), by the Company to Employee of the Company's intent to terminate the Employee's employment by reason of such Disability, the Employee shall not have returned to the performance of his duties hereunder, the Employee's employment hereunder shall, without further notice, terminate at the end of said thirty-day notice.

       c. The term "Change of Control", as utilized in this section shall mean:

             (a) A change of control of a nature that would be required to be reported in the Company's proxy statement under the Securities Exchange Act of 1934, as amended;

              (b) The approval of the Board of Directors of a sale, not in the ordinary course of business, of all of the Company's assets and business to an unrelated party and the consummation of such transaction; or







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             (c)    The approval of the Board of Directors of any merger,
consolidation, or like business combination of which would result in the occurrence of any event described in clause (i) or (ii) above, and the consummation of such transaction.

       d. Upon any termination of Employee's employment under this Agreement, the Company shall have no further obligation to Employee other than for annual salary earned through the Termination Date, and no severance pay or other benefits of any kind shall be payable; provided, however, that if Employee's employment terminates at the end of the term (December 31, 2006), Employee terminates his employment due to a "change in control", or a Material Breach of this Agreement by the Company, or in the event the Company terminates Employee's employment under this Agreement for any reason whatsoever, the Employee, subject to his execution of a Release in the form attached here as Exhibit B and the expiration of seven days after such execution without the Employee's revocation thereof, shall receive:

             (a) bonus for 2006 equal to (i) if such Termination Date is on or before October 1, 2006, the amount of the Bonus pro-rated based on the number of days in 2006 through the Termination Date and (ii) if such Termination Date is after October 1, 2006, the full Bonus, payable, in either event, in one lump sum;

             (b) severance equal to $1,160,000; and

             (c) continuation of Benefits (as hereinafter defined) for two years following the Termination Date or until Employee actually receives comparable Benefits from an employer other than the Company; and

             (d) accelerated vesting of all stock options granted to Employee which were in effect on the Termination Date.

For purposes hereof, Benefits shall mean the employee insurance benefits which the Employee currently enjoys including, without limitation, health, dental, life and accident and disability. Any severance and Bonus payments shall be subject to all applicable withholding.

12.        DIRECTOR STATUS

                  Employee agrees that he will recuse himself from and not participate in any discussion, vote or consent by the Board of Directors regarding his employment status, terms, duties, titles or conditions and shall abstain from any vote by the Board of Directors regarding such status, terms, duties, titles or conditions. Upon the earlier of (i) Employee's removal from the position of President and Chief Executive Officer or (ii) the termination of Employee's employment under this Agreement, Employee will be deemed to have resigned from the Board of Directors and from any and all other director positions with the Company's subsidiaries, and will promptly deliver to the Board of Directors a written confirmation thereof.

13.      INDEMNIFICATION

                  Company agrees to indemnify Employee from any acts or omissions in his capacity as an officer, director or employee of the Company prior to the termination of employment, to the fullest extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of the Company and/or applicable law.






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14. MISCELLANEOUS

             (a) This Agreement and any disputes arising herefrom shall be governed by Pennsylvania law without regard to the application of the principles of conflicts of laws.

             (b) In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

             (c) This Agreement supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter. The parties hereby agree and acknowledge that the Employee's Management Employment Agreement dated March 4, 2004, as amended, is terminated and no longer of any force or effect.

             (d) The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement shall be effective unless in writing and signed by the aggrieved party. A waiver by a party hereto in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement.

             (e) Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, sent by certified mail, postage prepaid, or delivered by a nationally recognized overnight delivery service addressed, if to the Company at 30 S. 17th Street, 8th Floor, Philadelphia, PA 19103 Attn: President and if to the Employee, at the address of his personal residence as maintained in the Company's records.

For the Employee:                               For the Company:


Name: ______________________                    Name: _____________________
      Joseph Esposito                                 Bruce Johnson, CFO

Date: ______________________                    Date: February ___, 2006










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                                    EXHIBIT A

                                      NONE





























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                                    EXHIBIT B

                     RELEASE AND NON-DISPARAGEMENT AGREEMENT
                     ---------------------------------------


                   THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Release") is made as of the ___ day of ____________, _____ by and between Joseph Esposito (the "Employee") and eResearchTechnology, Inc. (the "Company").

                  WHEREAS, Employee's employment with the Company has terminated; and

                  WHEREAS, pursuant to Section 11 of the Employment Management Agreement by and between the Company and the Employee dated February ___, 2006 (the "Agreement"), the Company has agreed to pay the Employee certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

                  NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration. The Employee acknowledges that: (i) the payments, rights and benefits set forth in Section 11 of the Agreement constitute full settlement of all his rights under the Employment Agreement,
(ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in
Section 11 of the Employment Agreement would not otherwise be due to him.

SECTION 2.        Release and Covenant Not to Sue.

         a. Except for the Company's obligations set forth in Section 13 of that certain Management Employment Agreement dated February [ ], 2006, between the Employee and the Company, the Employee hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a "RELEASED PERSON") from any and all claims, demands, liens, Agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Employee's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, and any claim for compensation or other benefits (including without limitation salary, wages, vacation pay, stock, stock options, health and welfare benefits and cash bonuses), and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.





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         b. The Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. The Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Employee's employment by the Company or the termination of that employment. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

         c. The foregoing will not be deemed to release the Company from any claims (i) to or for vested rights under the employment benefit plans of the Company, in effect as of the date of Employee's employment termination and (ii) to enforce the terms of this Release or Section 11 of the Agreement.

SECTION 3. Actual Knowledge of Claims. Except as set forth on Schedule I to this Release and Non-Disparagement Agreement, the Company acknowledges that it has no actual knowledge of any claims, actions, suits, or causes of action, of whatever kind or nature, direct or indirect, in law, equity or otherwise, which it has arising through the date of this Release ("Claim"), against Employee whether or not arising out of the Employee's employment by the Company or the termination thereof, and to the extent any Claim is actually known on the date hereof and not set forth on Schedule I, the Company hereby fully and forever releases and discharges the Employee and all of his legal representatives from any and all such Claims. "Actual knowledge" for purposes of this Section 3 shall only mean the actual knowledge of the members of the Company's Board of Directors.

SECTION 4. Restrictive Covenants. The Employee acknowledges that Sections 6, 7, 8, and 9 of the Agreement will survive the termination of his employment. The Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 5. Non-Disparagement. The Employee will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the Company's officers, directors and agents specifically authorized to communicate on its behalf) will not disparage the Employee or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation.

SECTION 6. Cooperation. The Employee further agrees that, subject to reimbursement of his reasonable expenses in advance, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during his employment with the Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.








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SECTION 7.        Rescission Right. The Employee expressly acknowledges and
recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 14(e) of the Agreement.

SECTION 8. Challenge. If the Employee violates or challenges the enforceability of any provisions of this Release or Section 11 of the Agreement, no further payments, rights or benefits under Section 11 of the Agreement will be due to the Employee.

SECTION 9.        Miscellaneous.

         a. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.

         b. No Reinstatement. The Employee agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

         c. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, permitted assigns, executors, administrators and heirs. The Employee not may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

         d. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

         e. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire Agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.





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         f. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

         g. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                  IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

Joseph Esposito                                    eResearchTechnology, Inc.


________________________________________          By:___________________________

                                               Title:___________________________



















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